Exhibit 4.1

Description of the Registrant’s Securities Registered
Under Section 12 of the Exchange Act of 1934
DESCRIPTION OF COMMON STOCK
The following summary of the material terms of the common stock of The Brink’s Company (“Brink’s,” “we,” or “our”) does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation (“Articles”) and bylaws, each of which is incorporated herein by reference and attached as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For a more complete understanding of our Common Stock, we encourage you to read carefully our Articles and bylaws, each as may be amended, and the applicable provisions of the laws of the Commonwealth of Virginia.
General
We are authorized to issue up to 172,000,000 shares of capital stock, consisting of 170,000,000 shares of common stock, par value $1.00 per share (“Common Stock”), and 2,000,000 shares of preferred stock, par value $10.00 per share. No shares of our preferred stock are currently issued and outstanding.
Our board of directors is authorized to issue preferred stock without shareholder approval on such terms as our board of directors may determine, including voting, redemption, convertibility, distribution, preference on dissolution and other rights. Holders of our Common Stock will be subject to, and may be negatively affected by, the rights of any of our preferred stock that may be issued in the future.
Dividend Rights
Subject to the limitations, if any, specified with respect to any outstanding preferred stock, or any series thereof, holders of our Common Stock are entitled to receive dividends, if any, out of any funds legally available therefor, when and as declared by our board of directors.
Voting Rights of Common Stock
Each share of Common Stock is entitled to one vote in the election of directors and other matters. There is no provision for cumulative voting.
Fully Paid
Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable. Any additional Common Stock we issue will also be fully paid and non-assessable. Holders of our Common Stock are not, and will not be, subject to any liability as shareholders.
Liquidation and Dissolution
Subject to the limitations, if any, specified with respect to any outstanding preferred stock, or any series thereof, in the event of any dissolution, liquidation or winding up of Brink’s, whether voluntary or involuntary, holders of our Common Stock are entitled to share ratably in our assets legally available for distribution to holders of our Common Stock.
Other Rights
We will notify shareholders of any shareholders’ meetings according to applicable law. No holder of Common Stock has any preemptive right to subscribe for, purchase or acquire (i) any shares of our capital stock, (ii) any securities convertible into or exchangeable for any such shares or (iii) any options, warrants or rights to subscribe for, purchase or acquire any of such shares or securities. There are no restrictions on transfer of shares of our Common Stock, except as required by law.
Listing
Our Common Stock is listed on the New York Stock Exchange under the symbol “BCO.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of Our Articles and Bylaws
Our Articles and bylaws, as well as Virginia law, contain provisions that could delay, defer or prevent an unsolicited change in control of Brink’s, which may negatively affect the market price of our common stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares over the then current market price. These provisions may also prevent changes in management.
We have summarized the key provisions below. You should read the actual provisions of our Articles and bylaws and the Virginia Stock Corporation Act (the “VSCA”) that relate to your individual investment strategy.
Directors’ Duties
The standards of conduct for directors of Virginia corporations are listed in Section 13.1-690 of the VSCA. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.
Board of Directors
Members of our board of directors serve one-year terms and are elected annually. Except when a shareholder has nominated a person for election to the board of directors in compliance with the advance notice requirements contained in our bylaws and such nomination has not been withdrawn (a “contested election”), directors are elected by majority vote. In the case of a contested election, directors are elected by plurality vote. No member of the board of directors may be removed from office except for cause. If the number of votes cast to remove the director exceeds the number of votes cast in favor of his or her election, the director shall tender his or her resignation and the board of directors will decide whether to accept or reject the resignation.
Shareholder Proposals and Director Nominations
Our shareholders can nominate candidates for the board of directors or bring other business properly before an annual meeting if the shareholders follow the advance notice procedures described in our bylaws.
To nominate a director at an annual meeting, a shareholder must satisfy the conditions specified in our bylaws. Generally, a shareholder must submit a written notice to our corporate secretary at least 120 days and no more than 180 days before the first anniversary of the date of our last annual meeting. If the annual meeting is scheduled more than 30 days before, or 70 days after the first anniversary of the previous year’s annual meeting, the shareholder must provide notice to our corporate secretary no earlier than within 120 to 180 days before the meeting or 10 days after the meeting’s public announcement, whichever is later. Such shareholder notice must include:

•	all information relating to the director nominee that is required to be disclosed in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended,

•	the director nominee’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected,

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made

o	the name and address of such shareholder and of such beneficial owner,

o
the class and number of shares of capital stock of the corporation that are owned beneficially and of record by such shareholder and such beneficial owner as well as any derivative or synthetic instrument, convertible security, put, option, stock appreciation right, swap or similar contract, agreement, arrangement or understanding the value of or return on which is based on or linked to the value of or return on any of shares of capital stock of the corporation,

o
any proxy, voting trust, voting agreement or similar contract, arrangement, agreement or understanding pursuant to which the shareholder or beneficial owner on whose behalf the nomination is being made has a right to vote or direct the voting of any shares of our capital stock,

o	a representation that the shareholder is a record holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and

o
a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or (b) otherwise to solicit proxies from shareholders in support of such nomination.

Further, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director.
In addition, any shareholder, or group of up to 20 shareholders, who has owned at least 3% of the outstanding shares of our Common Stock continuously for at least three years, is eligible to nominate and include director nominees (up to the greater of 2 or 20% of the number of directors on the Board of Directors) in our proxy materials for an annual meeting of shareholders. Any eligible shareholder, or group of shareholders, wishing to do so, must give notice in writing of the proposed nomination, along with certain nomination materials, to the Secretary, delivered no later than one hundred twenty (120) calendar days prior to the anniversary date of the mailing of the notice of the prior year’s annual shareholder meeting. The notice and accompanying nomination materials must meet the requirements set forth in the Company’s bylaws.
Shareholder proposals generally must be submitted to our corporate secretary at least 120 days and no more than 180 days before the first anniversary of the date of our last annual meeting. If the annual meeting is scheduled more than 30 days before, or 70 days after the first anniversary of the previous year’s annual meeting, the shareholder must provide notice to our corporate secretary no earlier than within 120 to 180 days before the meeting or 10 days after the meeting’s public announcement, whichever is later. In addition to the information set forth above for director nominations, the notice must include a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made.
Director nominations and shareholder proposals that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors.
Business Combinations
Our Articles require that any merger, share exchange or sale of substantially all of our assets be approved by the holders of a majority of the outstanding shares of Common Stock, subject to the requirements of the VSCA as discussed below.
Affiliated Transactions Statute
Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares, or an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:

•
a majority of (but not fewer than two) disinterested directors on the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•
before the date the person became an interested shareholder, a majority of the disinterested directors on the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

After three years, any such transaction must satisfy certain fair price requirements in the statute or be approved by the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder.
Virginia law permits corporations to opt out of the affiliated transactions provisions. We have not opted out.
Control Share Acquisitions Statute
Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.
The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.
As permitted by Virginia law, the Brink’s board of directors has adopted a bylaw providing that the control share acquisition provisions of Virginia law do not apply to the acquisition of its shares.
Limitations of Liability and Indemnification Matters
Our Articles provide that, in any proceeding brought by a shareholder of Brink’s in the right of Brink’s or on behalf of shareholders, an officer or a director of Brink’s shall not be liable to Brink’s or its shareholders for any monetary damages arising out of any transaction, occurrence or course of conduct, unless in such proceeding a judgment has been entered against the director or officer finding that the act or omission for which the officer or director was adjudged liable was due to his or her willful misconduct or a knowing violation of the criminal law or any federal or state securities law.
Further, under the VSCA, unless otherwise required by our Articles, we are required to indemnify a director or officer of Brink’s who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of Brink’s against reasonable expenses incurred in connection with the proceeding. The VSCA also authorizes Virginia corporations to provide additional indemnification in certain specified instances. Accordingly, Article VIII of the Articles provides that each officer, director or employee of Brink’s will be entitled to indemnity, including indemnity with respect to a proceeding by or in our right, to the fullest extent required or permitted under the provisions of the VSCA as in effect from time to time, except for an indemnity against willful misconduct or a knowing violation of the criminal law. Furthermore, we are required to promptly pay for or reimburse the reasonable expenses, including attorneys’ fees, incurred by an officer, director or employee of Brink’s in connection with any proceeding (whether or not made a party) arising from his or her status as such officer, director or employee, in advance of final disposition of any such proceeding upon our receipt from such officer, director or employee of (a) a written statement of good faith belief that he or she is entitled to indemnity by us and (b) a written undertaking, executed personally or on his or her behalf, to repay the amount so paid or reimbursed if after final disposition of such proceeding it is determined that he or she did not meet the applicable standard of conduct.
Certain of our officers have indemnification contracts with us. The contracts provide indemnification to the same extent as our Articles and provide for the advancement of attorneys’ fees. We also have directors’ and officers’ insurance which protects each director and officer of Brink’s from liability for actions taken in their capacity as directors or officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling Brink’s pursuant to the foregoing provisions, Brink’s has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.